Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

Equity Bancshares, Inc. Reports Record First Quarter 2017 Results

Company integrates two recent mergers, plans for future growth, bolsters leadership.

WICHITA, Kansas, April 20, 2017 – Equity Bancshares, Inc. (NASDAQ: EQBK), (“Equity”, “we”, “us”, “our”), the Wichita-based holding company of Equity Bank, reported its results for the first quarter ended March 31, 2017, including record net income allocable to common stockholders of $4.9 million. Fully diluted earnings per share were $0.40 for the quarter.

Brad Elliott, Chairman and CEO of Equity, said, “Equity has accomplished a lot during the past 17 months, including three mergers and integrations, which has led us to record earnings. We could not do this without considerable talent, leadership and hard work among our teams. We proudly welcomed communities in Hoxie, Grinnell and Quinter to our Equity footprint and we continue to serve our customers in Arkansas. Completing two mergers within four months is indicative of our mission and focus to merge and integrate swiftly while continuing organic growth within our markets.”

Mr. Elliott also emphasized, “We continue to review opportunities for merger and combination, while refining processes, delivery and developing new solutions for all of our Equity customers.”

Equity announced the completion of its merger with Prairie State Banchares, Inc. (“Prairie”) of Hoxie, Kansas, on Friday, March 10, 2017. The completed merger with Prairie was Equity’s second completed merger in four months, and the Company’s third in the last 17 months. Equity announced the completion of its merger with Community First Bancshares, Inc. (“Community”) of Harrison, Arkansas, on November 10, 2016, and completed its merger with First Independence Corporation of Independence, Kansas, on October 9, 2015. The Prairie merger is Equity’s 11th strategic combination in the past 15 years. Results of operations of Prairie are included in Equity’s first-quarter results beginning March 11th, and results of Equity’s Arkansas locations are fully included in first-quarter results. Equity’s 2016 results include a full year of operation in Equity’s southeast Kansas locations, acquired in Equity’s October 9, 2015, merger with First Independence Corporation of Independence, Kansas.

Equity has begun construction of a new branch facility at 345 North Andover Road in Andover, Kansas, replacing its Andover location at 225 West Central. Equity’s Andover branch was the first bank location in Equity’s three-state footprint. Following formation of Equity in 2002, the company acquired the National Bank of Andover in 2003 and renamed it Equity Bank.

Equity announced on March 16, 2017, the renewal and increase of a $30 million line of credit with ServisFirst Bank of Birmingham, Alabama, as a means of capital for pursuing growth strategies, including merger opportunities, within the Company’s regional footprint. Equity first secured a line of credit with ServisFirst Bank in July 2014 for repayment of Troubled Asset Relief Fund obligations assumed during Equity’s purchase of First Community Bancshares, Inc. on October 26, 2012. Following Equity’s initial public offering on November 16, 2015, the Company paid in full its line to ServisFirst. Equity intends to use funds from its current line of credit to support future growth through mergers, business combinations and integrations with community financial institutions. Currently, no funds are drawn against Equity’s line of credit.

Equity added Wendell Bontrager to its senior leadership team on February 20, 2017, as President of Equity Bank. Bontrager is based at Equity’s home office in Wichita, Kansas. He most recently served as Region President for Old National Bank in Fort Wayne, Indiana, after serving as Executive Vice President and Chief Lending Officer for Tower Bank & Trust Company (“Tower”) prior to Tower’s merger into Old National Bancorp on April 25, 2014.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

Financial Results For Quarter Ended March 31, 2017

Net income allocable to common stockholders was $4.9 million for the three months ended March 31, 2017, as compared to $3.4 million for the three months ended March 31, 2016, an increase of $1.4 million or 41.4%. Financial results reflect the merger of Community, beginning November 11, 2016, and the merger of Prairie beginning March 11, 2017. The merger of Community added five branch locations in northern Arkansas with total assets of $503.7 million and the merger of Prairie added three branch locations in western Kansas with total assets of $153.1 million. During the three months ended March 31, 2017, there was $926 thousand ($572 thousand after-tax) of merger expense related to the Prairie merger.

Diluted earnings per share were $0.40 for the three months ended March 31, 2017, as compared to $0.41 for the comparable period of 2016. Weighted average fully diluted shares were 12,081,292 and 8,323,928 for the three months ended March 31, 2017 and 2016. The increase in weighted average fully diluted shares reflect the issuance of 2,689,690 shares in connection with the November 2016 merger with Community, 770,000 shares issued on December 20, 2016, in a private placement, and 479,465 shares issued in connection with the March 2017 merger with Prairie.

Net interest income was $19.9 million for the three months ended March 31, 2017, as compared to $12.8 million for the three months ended March 31, 2016, a $7.1 million or 55.9% increase. The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.96% for the three months ended March 31, 2017, as compared to 3.33% for the same time period in 2016. The increase in net interest margin was primarily due to an overall increase in volume and yield of interest-earning assets, partially offset by an overall increase in volumes and cost of interest-bearing liabilities. The yield on loans improved in the first quarter of 2017 in part because of $790 thousand of accelerated accretion from purchase accounting discounts as certain loan acquired through merger prepaid or renewed. During the three months ended March 31, 2016, the Company utilized a “leverage” or “spread” opportunity. The spread opportunity involved borrowing overnight on our line of credit with the FHLB and investing the proceeds in FHLB stock, federal funds sold and other overnight assets, such as money market accounts in other financial institutions. Our net interest margin, without the spread opportunity, would have been approximately 3.63% for the three months ended March 31, 2016. The Company suspended the utilization of this strategy effective October 1, 2016, therefore, there was no impact to net interest margin for the three months ended March 31, 2017.

The provision for loan losses was $1.1 million for the three months ended March 31, 2017, as compared to $723 thousand for the three months ended March 31, 2016. Net charge-offs for the three months ended March 31, 2017, were $479 thousand compared to net charge-offs of $249 thousand for the comparable period of 2016.

Total non-interest income was $3.3 million for the three months ended March 31, 2017, as compared to $2.7 million for the three months ended March 31, 2016. Increases in service charges and fees, debit card income and mortgage banking principally attributable to the addition of accounts and higher transaction volumes associated with the Community merger and to a lesser extent the March 2017 Prairie merger. An increase in the value of bank owned life insurance is attributable to the December 2016 purchase of $14.5 million additional bank owned life insurance. Non-interest income includes net gain from securities transactions of $13 thousand and $420 thousand for the three month periods ended March 31, 2017, and 2016.

Total non-interest expense was $15.2 million for the three months ended March 31, 2017, as compared to $9.7 million for the three months ended March 31, 2016. These results primarily reflect the effect of the November 2016 Community merger which added five locations in Arkansas, the March 2017 Prairie merger, which added three additional Kansas locations, and increased data processing costs principally associated with increased debit card volumes. Non-interest expense also includes merger expense, related to the Prairie merger, of $926 thousand for the three months ended March 31, 2017.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

Equity’s effective tax rate for the three months ended March 31, 2017, was 29.6% as compared to 31.8% for the comparable period ended March 31, 2016. The effective tax rates for each of the comparable periods reflect the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expenses, and other non-deductible expenses included in income before income taxes as well as federal income tax credits in Equity’s financial results for the respective periods. The lower effective tax rate in the first quarter of 2017 is principally attributable to $207 thousand of excess tax benefits associated with the exercise of stock options during the quarter. In accordance with ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, excess tax benefits generated when the tax-return deductible compensation expense for share-based awards exceeds the cumulative compensation cost recognized for financial reporting purposes are recorded as an income tax benefit in the income statement in the period in which they occur. Prior to the adoption of ASU 2016-09, in the first quarter of 2017, excess tax benefits associated with the exercise of stock options were recognized as additional paid-in capital. However, there were no exercises of options in the first quarter of 2016.

Loans, Deposits, And Total Assets

Loans held for investment were $1.52 billion at March 31, 2017, compared to $1.38 billion at December 31, 2016, an increase of $135.0 million. The increase in loans held for investment includes $130.1 million of net loans acquired in the Prairie merger in March of 2017 and $4.9 million, or 0.4%, of other loan growth.

As of March 31, 2017, Equity’s allowance for loan losses to total loans was 0.46%, compared to 0.46% at December 31, 2016. Total reserves, including purchase discounts, to total loans were approximately 1.41% as of March 31, 2017, compared to 1.37% at December 31, 2016. Nonperforming assets of $36.4 million as of March 31, 2017, were 1.52% to total assets, and included $8.7 million of nonperforming assets acquired in the Prairie merger. Nonperforming assets at December 31, 2016, were $31.3 million or 1.43% of total assets. Nonperforming assets at March 31, 2017, not including the nonperforming assets from the Prairie merger were $27.7 million, a decrease of $3.6 million from year end.

Total deposits were $1.82 billion at March 31, 2017, as compared to $1.63 billion at December 31, 2016. Total deposits increased $190.6 million between December 31, 2016, and March 31, 2017, including $125.4 million of deposits assumed in the Prairie merger and $65.3 million, or 4.0%, of non-acquisition related deposit growth, primarily due to our ongoing business development efforts. Signature Deposits were $1.20 billion at March 31, 2017, as compared to $1.08 billion at December 31, 2016.

At March 31, 2017, Equity had consolidated total assets of $2.40 billion, compared to $2.19 billion at December 31, 2016, an increase of $207.1 million.  The increase in total assets includes $153.1 million of total assets acquired in the Prairie merger.

Capital and Borrowings

In connection with the Prairie merger, Equity issued 479,465 shares valued at $31.79 per share, Equity’s closing price on March 10, 2017. Net of $329 thousand of stock issuance costs, the Prairie merger added $14.9 million to stockholders’ equity.

At March 31, 2017, common stockholders’ equity totaled $279.2 million, $22.88 per common share, compared to $258.0 million, $22.09 per common share, at December 31, 2016. Tangible common equity was $207.4 million and tangible book value per common share was $17.00 at March 31, 2017. Tangible common equity was $194.4 million and tangible book value per common share was $16.64 at December 31, 2016. The ratio of common equity tier 1 capital to risk-weighted assets was approximately 12.69% and the total capital to risk-weighted assets was approximately 13.93% at March 31, 2017.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Conference Call and Webcast

Equity Chairman and Chief Executive Officer, Brad Elliott, and Chief Financial Officer, Greg Kossover, will hold a conference call and webcast to discuss first quarter 2017 results on Friday, April 21, 2017 at 9 a.m. central time.

Investors, news media and other participants should register for the call or audio webcast at investor.equitybank.com. On Friday, April 21, 2017, participants may dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 97989827.

Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time. Presentation slides to pair with the call or webcast will be posted one hour prior to the call at investor.equitybank.com.

A replay of the call and webcast will be available two hours following the close of the call until April 28, 2017, accessible at (855) 859-2056 with conference ID no. 97989827 or investor.equitybank.com.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, and treasury management services. As of March 31, 2017, Equity had $2.40 billion in consolidated total assets, with 37 locations throughout Kansas, Missouri, and Arkansas, including corporate headquarters in Wichita and branches throughout the Kansas City metropolitan area. Learn more at www.equitybank.com.

Equity seeks to provide an enhanced banking experience for customers by providing a suite of sophisticated banking products and services tailored to their needs, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.”

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. The foregoing list of factors is not exhaustive.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, Form S-3 or Form S-4. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. Investors and security holders are urged to carefully review and consider Equity’s public filings with the SEC, including but not limited to its Annual Report on Form 10-K, its proxy statement, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q. The documents filed by Equity with the SEC may be obtained free of charge at Equity’s investor relations website at investor.equitybank.com or at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from Equity upon written request to Equity Bancshares, Inc., Attn: Investor Relations, 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207 or by calling (316) 612-6000.

Unaudited Financial Tables

•	Table 1. Selected Financial Highlights
•	Table 2. Consolidated Balance Sheets
•	Table 3. Consolidated Statements of Income
•	Table 4. Non-GAAP Financial Measures

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

TABLE 1. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Statement of Income Data
Net interest income	$19,893	$15,663	$11,982	$12,194	$12,758
Provision for loan losses	1,095	760	104	532	723
Net gains from securities transactions	13	—	—	59	420
Total non-interest income	3,339	2,789	2,527	2,452	2,698
Merger expenses	926	5,057	237	—	—
Total non-interest expense	15,226	16,711	10,734	9,941	9,689
Income before income taxes	6,911	981	3,671	4,173	5,044
Provision for income taxes	2,047	564	1,000	1,327	1,604
Net income	4,864	417	2,671	2,846	3,440
Dividends and discount accretion on preferred stock	—	—	—	—	(1)
Net income allocable to common stockholders	4,864	417	2,671	2,846	3,439
Basic earnings per share	0.41	0.04	0.32	0.35	0.42
Diluted earnings per share	0.40	0.04	0.32	0.34	0.41

Balance Sheet Data (at period end)
Securities available-for-sale	$103,178	$95,732	$102,391	$74,976	$113,821
Securities held-to-maturity	519,239	465,709	349,915	317,509	301,931
Gross loans held for investment	1,518,576	1,383,605	956,070	980,110	938,055
Allowance for loan losses	7,048	6,432	6,080	6,030	5,980
Goodwill and core deposit intangibles, net	70,475	63,589	19,419	19,506	19,592
Total assets	2,399,256	2,192,192	1,557,082	1,544,857	1,528,729
Total deposits	1,821,090	1,630,451	1,177,732	1,196,767	1,234,165
Non-time deposits	1,199,266	1,077,293	740,623	753,168	803,653
Borrowings	288,521	293,909	203,569	179,801	130,651
Total liabilities	2,120,050	1,934,228	1,395,834	1,386,669	1,373,637
Total stockholders’ equity	279,206	257,964	161,248	158,188	155,092
Tangible common equity*	207,416	194,352	141,804	138,656	135,472

Selected Average Balance Sheet Data (quarterly average)
Total gross loans receivable	$1,403,076	$1,175,300	$968,402	$950,243	$944,366
Investment securities	580,467	516,988	414,376	412,095	425,434
Interest-earning assets	2,036,177	1,729,927	1,555,511	1,541,405	1,542,794
Total assets	2,236,252	1,886,002	1,668,534	1,655,317	1,657,655
Interest-bearing deposits	1,458,107	1,210,571	1,022,155	1,045,784	1,060,618
Borrowings	289,074	256,329	314,181	284,631	280,097
Total interest-bearing liabilities	1,747,181	1,466,900	1,336,336	1,330,415	1,340,715
Total deposits	1,673,249	1,412,587	1,184,717	1,204,861	1,214,738
Total liabilities	1,971,516	1,681,229	1,508,647	1,498,914	1,503,726
Total stockholders’ equity	264,736	204,773	159,887	156,403	153,929
Tangible common equity	199,551	160,629	136,771	135,094	133,313

Performance ratios
Return on average assets (ROAA) annualized	0.88%	0.09%	0.64%	0.69%	0.83%
Return on total average stockholders equity (ROAE) annualized	7.45%	0.81%	6.65%	7.32%	8.99%
Return on average tangible common equity (ROATCE) annualized*	10.17%	1.28%	7.94%	8.64%	10.55%
Yield on loans annualized	5.61%	5.21%	4.72%	4.89%	5.04%
Cost of interest-bearing deposits annualized	0.72%	0.68%	0.66%	0.64%	0.61%
Cost of total deposits annualized	0.62%	0.58%	0.57%	0.56%	0.53%
Net interest margin annualized	3.96%	3.60%	3.06%	3.18%	3.33%
Efficiency ratio*	61.59%	63.16%	72.35%	68.15%	64.05%
Non-interest income / average assets	0.61%	0.59%	0.60%	0.60%	0.65%
Non-interest expense / average assets	2.76%	3.52%	2.56%	2.42%	2.35%

Capital Ratios
Tier 1 Leverage Ratio	10.52%	11.81%	9.42%	9.32%	9.10%
Common Equity Tier 1 Capital Ratio	12.69%	13.34%	13.57%	13.04%	13.13%
Tier 1 Risk Based Capital Ratio	13.51%	14.25%	14.45%	13.90%	14.01%
Total Risk Based Capital Ratio	13.93%	14.67%	15.02%	14.45%	14.57%
Total stockholders’ equity to total assets	11.64%	11.77%	10.36%	10.24%	10.15%
Tangible common equity to tangible assets*	8.91%	9.13%	9.22%	9.09%	8.98%
Book value per common share	$22.88	$22.09	$19.62	$19.25	$18.89
Tangible book value per common share*	$17.00	$16.64	$17.25	$16.87	$16.50
Tangible book value per diluted common share*	$16.66	$16.37	$16.95	$16.64	$16.29

* The value noted is considered a Non-GAAP financial measure.  For a reconciliation of Non-GAAP financial measures, see Table 4. Non-GAAP Financial Measures.

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

TABLE 2. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$34,300	$34,137
Federal funds sold	1,021	958

Cash and cash equivalents	35,321	35,095

Interest-bearing time deposits in other banks	4,488	3,750
Available-for-sale securities	103,178	95,732
Held-to-maturity securities, fair value of $515,594 and $461,156	519,239	465,709
Loans held for sale	4,021	4,830
Loans, net of allowance for loan losses of $7,048 and $6,432	1,511,528	1,377,173
Other real estate owned, net	8,202	8,656
Premises and equipment, net	53,637	50,515
Bank owned life insurance	48,411	48,055
Federal Reserve Bank and Federal Home Loan Bank stock	15,565	16,652
Interest receivable	9,189	6,991
Goodwill	64,521	58,874
Core deposit intangible, net	5,954	4,715
Other	16,002	15,445

Total assets	$2,399,256	$2,192,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$275,519	$207,668

Total non-interest bearing deposits	275,519	207,668

Savings, NOW, and money market	923,747	869,625
Time	621,824	553,158

Total interest-bearing deposits	1,545,571	1,422,783

Total deposits	1,821,090	1,630,451

Federal funds purchased and retail repurchase agreements	17,699	20,637
Federal Home Loan Bank advances	257,068	259,588
Subordinated debentures	13,754	13,684
Contractual obligations	2,489	2,504
Interest payable and other liabilities	7,950	7,364
Total liabilities	2,120,050	1,934,228

Stockholders’ equity
Common stock	137	132
Additional paid-in capital	252,197	236,103
Retained earnings	49,192	44,328
Accumulated other comprehensive loss	(2,495)	(2,702)
Employee stock loans	(170)	(242)
Treasury stock	(19,655)	(19,655)
Total stockholders’ equity	279,206	257,964
Total liabilities and stockholders’ equity	$2,399,256	$2,192,192

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

TABLE 3. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended March 31,
	2017	2016
Interest and dividend income
Loans, including fees	$19,400	$11,841
Securities, taxable	2,724	2,209
Securities, nontaxable	785	328
Federal funds sold and other	306	484

Total interest and dividend income	23,215	14,862

Interest expense
Deposits	2,576	1,607
Federal funds purchased and retail repurchase agreements	12	12
Federal Home Loan Bank advances	502	332
Subordinated debentures	232	153

Total interest expense	3,322	2,104

Net interest income	19,893	12,758
Provision for loan losses	1,095	723

Net interest income after provision for loan losses	18,798	12,035
Non-interest income
Service charges and fees	1,152	779
Debit card income	1,005	677
Mortgage banking	485	242
Increase in value of bank owned life insurance	355	251
Net gain from securities transactions	13	420
Other	329	329

Total non-interest income	3,339	2,698

Non-interest expense
Salaries and employee benefits	7,806	5,212
Net occupancy and equipment	1,499	1,094
Data processing	1,161	838
Professional fees	516	449
Advertising and business development	518	218
Telecommunications	361	231
FDIC insurance	106	258
Courier and postage	226	145
Free nation-wide ATM cost	212	152
Amortization of core deposit intangible	209	87
Loan expense	177	92
Other real estate owned	205	66
Loss on debt extinguishment	—	58
Merger expenses	926	—
Other	1,304	789

Total non-interest expense	15,226	9,689

Income before income taxes	6,911	5,044
Provision for income taxes	2,047	1,604

Net income	4,864	3,440
Dividends and discount accretion on preferred stock	—	(1)

Net income allocable to common stockholders	$4,864	$3,439

Basic earnings per share	$0.41	$0.42

Diluted earnings per share	$0.40	$0.41

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

TABLE 4. Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total stockholders’ equity	$279,206	$257,964	$161,248	$158,188	$155,092
Less: goodwill	64,521	58,874	18,130	18,130	18,130
Less: core deposit intangibles, net	5,954	4,715	1,289	1,376	1,462
Less: mortgage servicing asset	22	23	25	26	28
Less: naming rights	1,293	—	—	—	—

Tangible common equity	$207,416	$194,352	$141,804	$138,656	$135,472

Common shares outstanding at period end	12,202,237	11,680,308	8,219,415	8,219,415	8,211,727

Diluted common shares outstanding at period end	12,450,315	11,873,480	8,365,283	8,334,445	8,317,882

Book value per common share	$22.88	$22.09	$19.62	$19.25	$18.89

Tangible book value per common share	$17.00	$16.64	$17.25	$16.87	$16.50

Tangible book value per diluted common share	$16.66	$16.37	$ 16.95	$16.64	$16.29

Total assets	$2,399,256	$2,192,192	$1,557,082	$1,544,857	$1,528,729
Less: goodwill	64,521	58,874	18,130	18,130	18,130
Less: core deposit intangibles, net	5,954	4,715	1,289	1,376	1,462
Less: mortgage servicing asset	22	23	25	26	28
Less: naming rights	1,293	—	—	—	—

Tangible assets	$2,327,466	$2,128,580	$1,537,638	$1,525,325	$1,509,109

Total stockholders equity to total assets	11.64%	11.77%	10.36%	10.24%	10.15%

Tangible common equity to tangible assets	8.91%	9.13%	9.22%	9.09%	8.98%

Total average stockholders’ equity	$264,736	$204,773	$159,887	$156,403	$153,929
Less: average intangible assets and preferred stock	65,185	44,144	23,116	21,309	20,616

Average tangible common equity	$199,551	$160,629	$136,771	$135,094	$133,313

Net income allocable to common stockholders	$4,864	$417	$2,671	$2,846	$3,439
Amortization of intangible assets	218	155	88	88	88
Less: Tax effect of intangible assets amortization	76	54	31	31	31

Adjusted net income allocable to common stockholders	$5,006	$518	$2,728	$2,903	$3,496

Return on total average stockholders’ equity (ROAE) annualized	7.45%	0.81%	6.65%	7.32%	8.99%

Return on average tangible common equity (ROATCE) annualized	10.17%	1.28%	7.94%	8.64%	10.55%

Non-interest expense	$15,226	$16,711	$10,734	$9,941	$9,689
Less: merger expenses	926	5,057	237	—	—
Less: loss on debt extinguishment	—	—	—	—	58

Non-interest expense, excluding merger expenses and loss on debt extinguishment	$14,300	$11,654	$10,497	$9,941	$9,631

Net interest income	$19,893	$15,663	$11,982	$12,194	$12,758

Non-interest income	$3,339	$2,789	$2,527	$2,452	$2,698
Less: net gain from securities transactions	13	—	—	59	420

Non-interest income, excluding net gains on security transactions and net gain on acquisition	$3,326	$2,789	$2,527	$2,393	$2,278

Net interest income plus non-interest income, excluding net gains on security transactions and net gains on acquisition	$23,219	$18,452	$14,509	$14,587	$15,036
Non-interest expense to net interest income plus non-interest income	65.54%	90.56%	73.98%	67.88%	62.69%

Efficiency ratio	61.59%	63.16%	72.35%	68.15%	64.05%

Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 4/20/2017

Media and Investor Contact:

John Hanley, SVP, Director of Investor Relations

913-583-8004 / jhanley@equitybank.com

investor.equitybank.com